As filed with the Securities and Exchange Commission on December 20, 2021

Registration No. 333-259168

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Amplitude, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	45-3937349
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 Third Street, Suite 200

San Francisco, California 94103

(650) 988-5131

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spenser Skates

Chief Executive Officer

Amplitude, Inc.

201 Third Street, Suite 200

San Francisco, California 94103

(650) 988-5131

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tad J. Freese Kathleen M. Wells Gregory P. Rodgers Richard Kim Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Elizabeth Fisher General Counsel Amplitude, Inc. 201 Third Street, Suite 200 San Francisco, California 94103 (650) 988-5131

Approximate date of commencement of proposed sale to the public: Not Applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On August 30, 2021, Amplitude, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (File No. 333-259168), which was declared effective by the SEC on September 21, 2021 (the “Registration Statement”). The Registration Statement registered the resale of 35,398,389 shares of Class A common stock of the Company by the registered stockholders identified in the prospectus included in the Registration Statement. As disclosed in the Registration Statement, the Company intended to maintain the effectiveness of the Registration Statement for 90 days, during which period the Company would be subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, thereby satisfying the “current public information” requirements of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), as of the end of such 90-day period.

The Company expects that this Post-Effective Amendment No. 1 to the Registration Statement will be declared effective by the SEC prior to the opening of trading of the Company’s Class A common stock on the Nasdaq Capital Market on December 21, 2021. As of the opening of trading of the Company’s Class A common stock on the Nasdaq Capital Market on December 21, 2021, the “current public information” requirements of Rule 144 will have been satisfied and, subject to compliance with the other provisions of Rule 144, the registered stockholders may be able to sell their shares pursuant to Rule 144 as of such date.

In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to be effective as of 9:00 a.m., Washington, D.C. time, on December 21, 2021 to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on December 20, 2021.

AMPLITUDE, INC.

By:	/s/ Hoang Vuong
Hoang Vuong
Chief Financial Officer